UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                                 FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number          333-54988
                                                ___________________________

                  ANZ Capel Court Limited as Trust Manager
                      for the Kingfisher Trust 2001-1G
___________________________________________________________________________
           (Exact name of registrant as specified in its charter)

                                 Level 12
                            530 Collins Street
                            Melbourne Vic 3000
                                 Australia
___________________________________________________________________________
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Class A
___________________________________________________________________________
          (Title of each class of securities covered by this Form)


                                    Nil
____________________________________________________________________________
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)     [ ]              Rule 12h-3(b)(1)(i)      [x]

   Rule 12g-4(a)(1)(ii)    [ ]              Rule 12h-3(b)(1)(ii)     [ ]

   Rule 12g-4(a)(2)(i)     [ ]              Rule 12h-3(b)(2)(i)      [ ]

   Rule 12g-4(a)(2)(ii)    [ ]              Rule 12h-3(b)(2)(ii)     [ ]

                                            Rule 15d-6               [ ]


   Approximate number of holders of record as of the certification or

notice date:         11
             __________________


   Pursuant to the requirements of the Securities Exchange Act of 1934, ANZ Capel Court Limited as Trust Manager for the Kingfisher Trust 2001-1G has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:  September 21, 2006     By:  /s/ Margarita Koklanis
      ____________________       __________________________________________
                                   Margarita Koklanis
                                   Associate Director, Securitisation